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Exhibit 99.2

CONSENT OF WILLIAM E. BINDLEY

March 28, 2004

        I consent to the use of my name as a Trustee Nominee in the section "Management" in the Registration Statement to be filed by Kite Realty Group Trust on Form S-11 and all amendments and post-effective amendments or supplements thereto, including the Prospectus contained therein.

/s/ WILLIAM E. BINDLEY William E. Bindley

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CONSENT OF WILLIAM E. BINDLEY